Final Transcript
Thomas StreetEvents
Conference Call Transcript
CHS — Q2 2010 Chico’s FAS, Inc. Earnings Conference Call
Event Date/Time: Aug 18, 2010 / 12:30PM GMT

CORPORATE PARTICIPANTS
Robert Atkinson
Chico’s FAS Inc. — VP IR
Dave Dyer
Chico’s FAS Inc. — President, CEO
Kent Kleeberger
Chico’s FAS Inc. — CFO, EVP & Treasurer
CONFERENCE CALL PARTICIPANTS
Jennifer Black
Jennifer Black & Associates — Analyst
Betty Chen
Wedbush Securities Inc. — Analyst
Margaret Whitfield
Sterne, Agee & Leach, Inc. — Analyst
Liz Pierce
ROTH Capital Partners — Analyst
Michelle Tan
Goldman Sachs — Analyst
Janet Kloppenburg
JJK Research — Analyst
Lorraine Hutchinson
BofA Merrill Lynch — Analyst
Stacy Pak
SP Research, Inc. — Analyst
Richard Jaffe
Stifel Nicolaus & Company,Inc. — Analyst
Dana Telsey
Telsey Advisory Group — Analyst
Marni Shapiro
The Retail Tracker — Analyst
Julie Bryant
MKG Financial Group — Analyst
Robin Murchison
SunTrust Robinson Humphrey — Analyst
Marie Driscoll
Standard & Poor’s Equity Research — Analyst
Unidentified Participant
Analyst
Tom Filandro
Susquehanna Financial Group — Analyst
Brian Tunick
JPMorgan Chase & Co. — Analyst
PRESENTATION

Operator
Greetings and welcome to the Chico’s FAS second quarter 2010 operating results. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator Instructions). As a reminder this conference is being recorded.
It is now my pleasure to introduce your host, Robert Atkinson, Vice President Investor Relations for Chico’s FAS. Thank you, Mr. Atkinson, you may begin.

Robert Atkinson - Chico’s FAS Inc. — VP IR
Thanks, Rob, and good morning, everyone. Welcome to Chico’s FAS second quarter earnings conference call and webcast. CEO Dave Dyer and CFO Kent Kleeberger join me here at our national store support center in Fort Myers.
Before Dave begins his executive overview, I must remind you of our Safe Harbor statement. Certain statements made this morning, including, without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks including, but not limited to, general economic and business conditions and the conditions within the specialty retail industry. There can be no assurance that future results, performance or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review our latest annual report on Form 10-K, our filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to shareholders, our filings on Form 8-K and other federal security filings for a description of other important factors that may affect the Company’s results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results, expressed or implied by such statements, will not be realized.
Please note that we will file an 8-K with the SEC that will include a transcript of today’s conference call and webcast.
With that, I will turn it over to Dave Dyer. Dave?

Dave Dyer - Chico’s FAS Inc. — President, CEO
Okay, thanks, Bob, and good morning to everyone. This morning we reported solid second quarter earnings results. Now, while these results may have been in line with street estimates, they fell somewhat short of our expectations. While many may cite the economy, I know that based on what we control we should have earned a few pennies more and had a few percentage points higher in comp store sales. We missed quite a bit of summer business. While the country was experiencing record heat waves, we were under-invested in wear-now clothing, especially in July. In Chico’s we missed shorts and short sleeve woven tops and knit tops. We transitioned to fall in color and fabric way too soon. Our jackets were too long and too heavy for the summer season.
In White House/Black Market we had another type of problem. We ran out of inventory. We didn’t have sufficient sale and clearance inventory to drive July sales. We missed full-price skirt and dress sales, as well. Obviously our inventories in White House/Black Market are very clean. In all of our brands we had some delivery slides or production issues that affected our inventory flow.
We did have some bright spots, however. Chico’s had its best second quarter comp performance since second quarter of 2005. White House/Black Market delivered another double-digit comp store increase and continued to show gross margin improvement. Our direct-to-consumer business increased 36% in the latest quarter. In Soma, our customers responded enthusiastically to our new fashion assortments. We’ll open close to 40 new stores plus six sister stores in 2010. And we’re on our way to break-even on a cash flow basis this year. Our goal for Soma brand is to be profitable in 2011. Our July sales and inventory issues obviously followed us into the first few weeks of August, but we believe we’ll be back on track when our fall books and marketing campaigns launch at the end of the month. Chico’s next round of television advertising launches August 23rd. I’m also pleased to announce that our board of directors has approved a $200 million share repurchase plan through fiscal year 2012.
I will now turn it over to Kent for the financial details of the quarter.

Kent Kleeberger - Chico’s FAS Inc. — CFO, EVP & Treasurer

Thank you, Dave, and good morning, everyone. While our second quarter results were within our range of expectations going into the quarter, we believe we left money on the table in the month of July by not having enough wear-now in Chico’s and really not enough clearance inventory in White House/Black Market. Accordingly, total net sales for the second quarter increased 10.8% from a year ago, to $465.4 million. Our comparable store sales, which exclude the sales from our direct-to-consumer, or DTC sales, increased 6.4%. All three brands again delivered positive comps for the quarter.
By brand, White House/Black Market had 11.2% increase in comps. Chico’s and Soma Intimates had a blended comp increase of 4.3% for the quarter. Total DTC sales were $27.6 million, an increase of 36% compared to second quarter 2009. Beginning with the first quarter of this year, our direct-to-consumer sales dollars are reported in total brand sales in our financial statements.
Gross margin expressed as a percentage of net sales increased 70 basis points to 55.7%, primarily due to higher gross margins at White House/Black Market, along with continued merchandise margin improvement at Chico’s outlets, coming from increased penetration of made-for-outlet apparel and accessories. As some of you may have noticed, we increased our promotional markdowns at the Chico’s brand during July, and accordingly the Chico’s brand merchandise margins declined a tad for the quarter. Second quarter selling, general, and administrative expenses increased to $211.8 million, or 4.8% above last year’s level of $202 million, excluding that quarter’s $5.0 million in pretax noncash impairment charges. The increase was primarily attributable to costs associated with the addition of approximately 50 net new stores compared to second quarter 2009, and increased sales volume versus last year. Accompanying the variable expenses associated with higher sales over last year, we also spent, as planned, $1.8 million more in marketing compared to last year. We did, however, manage other expenses and leveraged total SG&A excluding impairment charges by 260 basis points on the comp store sales increase. National store support center, or home office expense dollars, were up only slightly from second quarter 2009.
Interest income for the second quarter was $394,000 compared to a nominal amount of net interest expense in the 2009 period. In last year’s quarter, we reversed approximately $800,000 in year to date interest income related to a note receivable on the Alico Road land sale that eventually fell into default. The effective tax rate for the 2010 quarter was 36.2%, identical to first quarter but lower than in second quarter 2009. Our lower effective tax rate in the current quarter came from favorable state settlements and state refund claims. Net income for the 2010 quarter was $30.5 million or $0.17 per diluted share compared to second quarter 2009 net income on a GAAP basis of $14.9 million, or $0.08 per share. The 2009 quarter on a non-GAAP adjusted basis had net income of $18 million, or $0.10 per share. The adjustment for the 2009 quarter refers to the $3.1 million after-tax impact from the previously discussed impairment charges.
Reviewing our balance sheet, cash and marketable securities as of July 31 totaled $487.4 million, nearly a $110 million increase over second quarter and last year, even after the payment of $14.3 million in cash dividends since March 2010. The Company continues to have no debt. And the quarter inventories increased $16.7 million or approximately 12.8% from last year’s second quarter. About 5% of the increase is associated with inventory for approximately 50 net new stores over last year. Another 5% plus of the increase is attributable to the $6.8 million increase in in-transit inventory. Excluding the $6.8 million of in-transit inventory and inventory dedicated to 18 net new stores scheduled to open for the third quarter, inventory per selling square foot was up only 1.4% over the end of second quarter last year. Also, when the quarter ended our inventory levels with respect to spring season carry-over were much cleaner versus last year, especially at White House/Black Market. At first blush, the in-transit inventory increase puts pressure on our year-on-year inventory per square foot comparisons. However, the underlying good news is that we converted more of the on-order to FOB basis versus landed duty paid which helps us on the cost side but we end up owning and recognizing liability for the inventory earlier. Also, our accounts payable leverage increased to a record 64.3% of inventory. This calculation backs out approximately $7.1 million of dividends declared out of accounts payable.
Now I have just a few comments on second half business. We expect comparable store sales to be positive single digit. Recall that we were up against a positive comparable store sales increase of 12.8% for third quarter last year, and a 14.6% increase for fourth quarter. We plan to open 35 stores in the second half with the vast majority of those openings to occur in third quarter. Accordingly, we remain on track with our capital expenditures contributing to meaningful year on year improvement in cash flow. Finally, the trend in SG&A from the first half of the year will continue into the second half as it relates to store and direct operating expenses. Also, our marketing spend will be up about $8 million to $10 million in the second half versus last year with significant amounts for Chico’s television advertising, White House/Black Market prospecting, and various forms of media for Soma Intimates.
With that, I will turn it back to Bob to introduce the Q-and-A portion of today’s call.

Robert Atkinson - Chico’s FAS Inc. — VP IR

Thanks, Kent. One procedural item. Chico’s FAS has sued Cache, Inc. and others for misappropriation of our confidential and trade secret information. The matter is currently before the courts and accordingly we will not be taking any questions regarding this important legal matter.
Before Rob gives us the procedure for queueing for questions, because we’ve been unable to get to a number of participants who wanted to ask a question on recent conference calls, we are limiting each questioner to state one question, at which time Rob with Encom will place them in listen-only mode. In this way we will be better able to accommodate as many questioners as time permits. You are welcome to get back in the queue to ask a second question in the same manner you did originally. Rob, how may security analysts indicate a question?
QUESTION AND ANSWER

Operator
At this time, sir, we have eight indicating a question. (Operator Instructions). Our first question this morning is coming from the line of Jennifer Black of Jennifer Black & Associates.

Jennifer Black - Jennifer Black & Associates — Analyst
Good morning. I wondered what your biggest opportunities are to improve performance at the store levels. What needs to take place to realize these opportunities? If you could just talk about that. You already have amazing service, and I’m talking at the Chico’s brand. Thank you.

Kent Kleeberger - Chico’s FAS Inc. — CFO, EVP & Treasurer
I think the second largest component is really store payroll. But I don’t want to sound like an accountant that we’re trying to screw it down and save more money. I think that what we’re doing with our back office systems, the BOS system and clienteling and the like, I think will probably step up our customer service level. The management team also made a conscious decision to increase the amount of training and development for associates in the stores to not only improve customer service but also to better retain our associates and limit the turnover. So I think those are our biggest opportunities.

Dave Dyer - Chico’s FAS Inc. — President, CEO
I think there’s another opportunity in e-mail capture, as well. That’s one of the things that we really have been focusing on, and if we can get more e-mails, we can very efficiently market better to each store’s customer base. So that’s another thing that we’re working on.

Operator
Our next question is coming from the line of Betty Chen with Wedbush Securities. Please proceed with your question.

Betty Chen - Wedbush Securities Inc. — Analyst
Thanks, congrats on a nice quarter. Wanted to just get more information, if possible, regarding the production issues that you had mentioned earlier. I feel like if our notes are correct, maybe we have some of those issues in the first quarter. Just wondering if that’s been rectified, will that persist into the third or perhaps the second half of this year? And then just if you can, related to that, talk a little bit about the macro issue. You’ve mentioned that some of the slowdown in late July persisted into early August. I’m wondering if that’s related to the production or is there something else going on with that customer. Thank you.

Dave Dyer - Chico’s FAS Inc. — President, CEO
Well, I think as we look at the July issues going into August, if you have the wrong weight fabrics and it’s hotter than heck outside, obviously that’s going to follow you for a few weeks into August until our customers really are focusing on the fall assortments. Secondly, if we don’t have enough clearance or sale goods in the White House brand, that obviously also is not going to help us. I would say that the production issues were more self-inflicted than market inflicted. I think that we had a few quality fallouts. We had a few late deliveries, for a variety of reasons. And again, most of them, as you really dig down into them, are things that we could have improved on or done better. So while I look at it certainly as a problem, it’s not one that we can’t fix. I think that it just certainly raised its ugly head a little bit more in the second quarter. White House, for instance, we’d been chasing those goods all season, pulling goods forward, pulling goods forward, trying to pull production up, and eventually it catches up with you. And that’s exactly what happened. As we got into certainly into June and July, we began to run out of goods and we really didn’t have the markdowns to take to support July sales. Now, on the other hand, that’s a high-grade problem.

Robert Atkinson - Chico’s FAS Inc. — VP IR
Next question please, Rob.

Operator
Our next question is coming from the line of Margaret Whitfield of Sterne, Agee. Please proceed with your question.

Margaret Whitfield - Sterne, Agee & Leach, Inc. — Analyst
I wanted to delve into the comps a bit more. I wondered if you could give us the trends that you experienced by month for the two brands and also into August. I’m pleased to hear you say you expect improvement by the end of this month but what gives you that kind of conviction? Have you had some success with northern stores responding to the fall product? If you could elaborate that would be helpful.

Kent Kleeberger - Chico’s FAS Inc. — CFO, EVP & Treasurer
I think from a comps perspective we started off on a very positive note for May. Actually June got better than May and then I think things fell off in July for a variety of reasons, as we discussed. I think in terms of from a climactic approach, I guess I would say it varied a little bit by brand. But actually for Chico’s the Northeast was probably our strongest area of the country, so you could make an argument it bodes well for the fall assortment. On the other hand, what’s a nice surprise to me is that the Midwest continues to outpace the rest of the areas for the White House/Black Market brand.

Dave Dyer - Chico’s FAS Inc. — President, CEO
And our recent floor set in White House/Black Market is very encouraging, which I think tells us what will come later in the month. We also believe that the marketing or the television campaign that starts up again for Chico’s on August 23, will have a big impact, and we think our next two catalogs and the product that is in them are perhaps some of the strongest that we’ve done to date.

Robert Atkinson - Chico’s FAS Inc. — VP IR
Next question, please, Rob.

Operator
Your next question is coming from the line of Liz Pierce of ROTH Capital Partners. Please proceed with your question.

Liz Pierce - ROTH Capital Partners — Analyst
Thank you. Good morning and nice job on the quarter. If you could just talk a little bit more on what you were just talking to in terms of the shift in the inventory and what does this mean in terms of how you look at when you convert to spring for holiday, et cetera?

Dave Dyer - Chico’s FAS Inc. — President, CEO

It really wasn’t a shift in inventory. What it was is we, honestly, we just didn’t transition well from a product point of view. We didn’t have enough shorts. We didn’t have enough short sleeved wovens. We didn’t have enough wear-now product. We were not able to react in the summer the way we were. We transitioned too quickly from spring clearance to fall, without really giving summer goods a chance to perform. And honestly, we hadn’t done it terrifically well the year before, and we did it terribly this year. I think that we certainly have learned our lesson and understand the opportunities to do summer business as we go into next year. And I think we will plan and execute better. Again, I look at the business and what happened in July not as an external factor. Others can blame the economy or the customer confidence, or whatever else. I know that we didn’t have some of the goods that our customers wanted. Some of our pain was self inflicted, and we’re going to fix it. I guarantee you we won’t have the same problem next summer.

Operator
Our next question, gentlemen, is coming from the line of Michelle Tan with Goldman Sachs. Please proceed with your question.

Michelle Tan - Goldman Sachs — Analyst
Kent, I was wondering if you could clarify the comp outlook for the second half? Are you thinking positive low or mid single digit? Where are we in that positive range? Where specifically is August trending relative to that plan, and then any clarity you can give us on the gross margin outlook, as well. Thanks so much.

Kent Kleeberger - Chico’s FAS Inc. — CFO, EVP & Treasurer
As far as forward guidance, Michelle, I said about all I’m going to say. Comps and margin, et cetera. I would tell you from an August perspective, pretty much what happened in July continued into the first couple of weeks of August.

Operator
Our next question is from Janet Kloppenburg of JJK Research. Please proceed with your question.

Janet Kloppenburg - JJK Research — Analyst
Good morning, everyone, and congratulations on a nice quarter. I was wondering if you could elaborate about this in-transit inventory. It sounds like perhaps you’ve purchased it at lower average unit cost. I’m not really clear on it. And I’m wondering what your outlook is for inventory at the end of the third quarter. And also, Dave, if you could just talk about other seasonal issues that may come up. For instance, have you reviewed your holiday and spring transitional lines to make sure that some of these issues with product not being right for the season won’t disrupt the comp trend going forward? Thanks.

Kent Kleeberger - Chico’s FAS Inc. — CFO, EVP & Treasurer
From an inventory perspective, the in-transit inventory, well, essentially what’s happened is that for — since I got here, the predominant portion of our goods that are on order are on a landed duty paid basis. And it spells an opportunity to trim some of the costs because in addition to the supplier getting a mark-up on the piece goods and cutting the goods and sewing the goods, they also have the propensity to get the mark-up on the duty and the transportation. So if we just allow the mark-up on the first cost basis, and assume the responsibility for transportation and the duty and everything else, which is FOB basis, then we should save money on the cost side. It just so happens that rather than taking title to the goods when it hits our distribution center, we really take title to the goods at the point that the consolidation, or when they’re passed to the freight forwarder. So typically from goods overseas, with transit times at two to three weeks, we own the goods about two to three weeks earlier than we do if it’s on a landed duty paid basis. But honestly it all bodes well from a cost perspective going forward. And that’s one of the opportunities that we signaled at Analyst Day last year, or earlier this spring, when we saw opportunities to improve on the product margin side.

Dave Dyer - Chico’s FAS Inc. — President, CEO

And I think in terms of transitioning from holiday to spring, we really have done that pretty well over the last year. And I have reviewed the product, and I have reviewed the transition specifically for the Chico’s brand, and I do feel that we are on the right path there and that we will execute it very well this year. Our problem has really been — which is kind of strange for a Florida-based retailer — to transition from out of warm weather and into cold weather as we did in the summer. But I don’t think that you are going to see the same thing happen in January-February. I believe that we have handled that appropriately and very well. That is, unless global cooling comes along, and the winter is 16 below ‘til March, then we may have another issue.

Operator
Thank you. Our next question is from the line of Lorraine Hutchinson with Bank of America. Please proceed with your question.

Lorraine Hutchinson - BofA Merrill Lynch — Analyst
Thank you, good morning. Your most recent guidance for gross margin on the last quarter’s conference call was 50 to 80 basis points this year. Just wondering if you could comment if that still stands, and also perhaps give us some clarity on what you are hearing on product sourcing costs for the coming seasons.

Kent Kleeberger - Chico’s FAS Inc. — CFO, EVP & Treasurer
As of this moment, I still think that’s a reasonable amount.

Dave Dyer - Chico’s FAS Inc. — President, CEO
I think on sourcing costs, we have one thing that certainly has gone in our favor, is we were probably over sourced in China, and as we have moved from China to other countries in Asia, we have been able to do so at lower cost. And also, as Kent has talked about, by moving from landed duty paid to FOB, we also were able to enjoy greater margin. So I think that certainly in the short term, meaning as we get through this fall and into next spring of 2011, I don’t believe that we’re going to experience perhaps what you’ve been hearing about. I think as we look to next fall that may be a different issue that’s yet to be determined.

Operator
Our next question is coming from the line of Stacy Pak with SP Research. Please proceed with your question.

Stacy Pak - SP Research, Inc. — Analyst
Hi, thanks. Dave, I felt like when you were talking about the misses at the beginning, shorts, short-sleeved wovens, fall color and fabric, miss full-priced skirts and dresses, jackets too long and too heavy, it sort of felt like everything. So I’m wondering, first of all, could you speak to how does Finney and everyone else there feel about Chico’s assortment now, is one piece. Second, is how are the inventories by division? And third, you mentioned delivering positive single-digit comps in the second half. Are you assuming that for Chico’s, as well, or is that just for the total Company? Thanks.

Dave Dyer - Chico’s FAS Inc. — President, CEO
Well, we’re assuming the comps for all brands, positive single digit comps. And the other part of the question?

Kent Kleeberger - Chico’s FAS Inc. — CFO, EVP & Treasurer
The question was, Stacy implied it sounded like all of our inventory, we had issues.

Dave Dyer - Chico’s FAS Inc. — President, CEO
Well, that’s not true.

Kent Kleeberger - Chico’s FAS Inc. — CFO, EVP & Treasurer
Actually, we had some very good performance in knit tops and sweaters and actually casual bottoms.

Dave Dyer - Chico’s FAS Inc. — President, CEO
Our crop pants were terrific.

Kent Kleeberger - Chico’s FAS Inc. — CFO, EVP & Treasurer
We had significant increases there, as well as the accessories business. So it wasn’t all a disaster, necessarily. So we did have some good pockets of performance.

Dave Dyer - Chico’s FAS Inc. — President, CEO
I guess the reason that I talked about that, and maybe I gave a more dire, excuse the pun, impression than I should have, it’s just that when I think that things are in our control and we miss them, it bothers me a lot more than it does when there are things that are out of our control. And honestly, I believe in my heart that we should have had another couple of points in comp and another couple of pennies in earnings, so we’ll do better.

Robert Atkinson - Chico’s FAS Inc. — VP IR
Next question, Rob.

Operator
Our next question is from the line of Richard Jaffe with Stifel Nicolaus. Please proceed with your question.

Richard Jaffe - Stifel Nicolaus & Company,Inc. — Analyst
Thanks very much, guys. A two-part question. If you could talk about your sourcing partner and some of the issues you have had this quarter. Obviously your sourcing partner can’t help you with the weather and making decisions about converting early or late, but wondering how that is working out in terms of initial costs, particularly in light of the inflationary environment?

Kent Kleeberger - Chico’s FAS Inc. — CFO, EVP & Treasurer
We have more than one sourcing partner, Richard. We have a variety of sourcing partners. It just so happens that two of the biggest ones would be Mast, and then much has been made about the William E. Connor relationship. We’re really just getting started with Connor because they have a slightly different model, especially when it relates to our Chico’s business, because our Chico’s business is so complex, we have so many choices, and we move from month to month that we’re trying to get their side of the infrastructure built up to service our business. They’re doing a terrific job right now in terms of servicing our outlets as well as miscellaneous product here and there. And we are seeing improved costing, by the way, as a result of it, which is what you would expect.

Robert Atkinson - Chico’s FAS Inc. — VP IR

Next question, please, Rob.

Operator
Our next question is from the line of Dana Telsey of Telsey Advisory Group. Please proceed with your question.

Dana Telsey - Telsey Advisory Group — Analyst
Good morning, everyone. Can you talk a little bit about the process of seasonal flows, how you’re thinking about it, is it changing at all from how you’ve thought about it in the past, any adjustments there? Then any detail on the comp complexion that you had of the businesses — AUR, UPT, just traffic? And lastly, trends in the outlook business, what are you seeing there, both traffic and how did the product there do? Thank you.

Kent Kleeberger - Chico’s FAS Inc. — CFO, EVP & Treasurer
From the comp comparison, I’ll take that portion of it, Dana. We had transactions per store increases across all three brands, which was really nice to see. I think a bit of the rub came in the Chico’s brand in that we lost a little ground on units per transaction. Now, that probably shouldn’t come as much of a surprise because we were similarly down in first quarter, but there’s a good news story behind that. We’ve had some terrific response on our direct mail through reactivation, as well as getting new customers. And as a result of that, these reactivated customers and new customers tend to spend less per transaction than our regular customer, if you will. So really the story in the Chico’s brand was about UPTs, but all the other metrics with respect to White House and Chico’s were positive.

Robert Atkinson - Chico’s FAS Inc. — VP IR
Rob, next question, please.

Operator
Our next question is coming from the line of Marni Shapiro of The Retail Tracker. Please go ahead with your question.

Marni Shapiro - The Retail Tracker — Analyst
Hi, guys, and good luck with fall, if I forget to mention it. I was curious if you can give us an update on Soma and all the pop-up stores, where you are with them, how you feel about them, and if there’s a thought about converting more of them to regular stores at this point?

Dave Dyer - Chico’s FAS Inc. — President, CEO
Of the pop-up stores, I haven’t looked at the latest count in terms of success rate, but we’ve only had really one that we’ve questioned the results on, that we’ve been unhappy. So I think that virtually every one of the pop-up stores that we’ve done in Soma we feel very good about, and we’ll make it a full-line store. Kent, I know you’re looking at the list.

Kent Kleeberger - Chico’s FAS Inc. — CFO, EVP & Treasurer
I’m looking at the list rate now. This really goes through our July 14, openings. But I think, generally speaking, there were a couple disappointments, but I think when the dust will settle — and these are obviously based on annualizations and some have very short durations — we’re actually quite pleased and have a pretty good batting average on a lot of these locations. So we’re in process of converting a number of these locations. And interesting to me is that there are very few situations where we have to relocate to another space in the mall for the longer term lease. So very encouraged.

Dave Dyer - Chico’s FAS Inc. — President, CEO

And just let me say that we are really pleased with the progress of Soma. We’re pleased with the comp increases that they’re having. We’re pleased with their product assortment. The customer is responding like never before. We’re pleased with the responses as we come into new markets. I would say that that brand is really right now, if not exceeding our expectations, certainly where we expected. It is doing very well. And I believe in 2011 that you will see that it will be a significant up volume as you get towards the end of that year that we’ll probably have to report it as a segment. So next year you’ll probably see it as we get through that.
In terms of the product, we have two great catalogs that are coming up. One called Ciao Bella, which is Italian lace and fashion goods that we think are just going to be fantastic. So we’re really pleased. The customer responded to fashion. And the white space for this brand, meaning the space that we believe that we have where Victoria’s Secret drops off and where we start, which is basically looking at our department stores and perhaps some other chain stores that are in this for the missy customer, we think is a big wide open space where the customer is craving fashion and we believe we have it, and she is responding to it.

Robert Atkinson - Chico’s FAS Inc. — VP IR
Next question, Rob.

Operator
Our next question is from the line of Julie Bryant with MKG Financial Group. Please proceed with your question.

Julie Bryant - MKG Financial Group — Analyst
Good morning. At Chico’s could you talk a little bit more about the, as we go forward into fall, the assortment for fall relative to a year ago including Travelers? And could you touch on any current or future fabrication changes, such as the natural fabrics versus polyester that we might be seeing?

Dave Dyer - Chico’s FAS Inc. — President, CEO
Well, we’re spending a lot of time on Travelers right now. We are really looking at the product design. We’re bringing a lot of new ideas and new statements to it. It’s still a very important part of our business. We’re testing new fabrics. We’ve got a new designer that has just started with us. So we think that that business has still some good life in it. The other thing we’ve done is we’re identifying those stores, there are some stores in our portfolio, Chico’s stores, that do very, very well with Travelers. And we’re making sure that we give them the assortment that they need to — Kent is showing me something. I guess he’s showing me something with the roofing and a lot of the product, the new Travelers product that we’re seeing in the Lauren Hutton cover catalog. So there are a lot of things that we’re doing. And we expect for that business to remain strong and stabilized, and hopefully grow again.

Robert Atkinson - Chico’s FAS Inc. — VP IR
Rob, next question.

Operator
Our next question is a follow-up from the line of Jennifer Black of Jennifer Black & Associates. Please go ahead with your question.

Jennifer Black - Jennifer Black & Associates — Analyst
I have a follow up on JDA. I know it was implemented during the quarter at White House. Can you comment on how it’s going? Are there any meaningful benefits today? And if so, does that give you confidence we will start to see benefits at Chico’s and Soma? And then just one other question is about novelty denim at Chico’s. I only see a little bit. Are we going to see more? Thanks.

Kent Kleeberger - Chico’s FAS Inc. — CFO, EVP & Treasurer
JDA — actually Chico’s preceded White House. We are moving along. There is a learning curve associated with this, so I can’t say at this juncture that we’re deriving any significant benefit. Quite honestly, when you implement a new system such as this, as complex as it is, there is, in fact, a learning curve, and things are actually probably taking a little longer as opposed to faster. But I suspect that within a short while, we’ll begin gaining some momentum. Along with an additional release we have some additional enhancements planned within the next 60, 90 days or so and so we should gain some momentum. I think the real benefit to derive from the implementation of the system will be in fiscal 2011. I think that we did, however, put in JDA allocation previously, and we are beginning to see some benefits there.

Operator
Our next question is from the line of Robin Murchison with SunTrust. Please proceed with your question.

Robin Murchison - SunTrust Robinson Humphrey — Analyst
Thanks very much. Good morning. I see you are amping up your wedding content at White House. The new e-mail that you just sent out yesterday looked great, so congratulations on that. My question is on Chico’s, and your jewelry efforts continue to also look good. Can you just tell us what percent of mix it is and is it up or down and any margin differential with apparel? Thanks very much.

Kent Kleeberger - Chico’s FAS Inc. — CFO, EVP & Treasurer
Well, off the top of my head, jewelry, which is embedded in accessories, tends to run somewhere around 15% of our sales, plus or minus a couple points, depending upon the time of year. And I tried to indicate earlier in the call that actually jewelry is performing nicely.

Dave Dyer - Chico’s FAS Inc. — President, CEO
The trend is up in Chico’s jewelry. And we are on top of huge comps from last year. And it continues to perform.

Operator
Our next question is from the line of Liz Pierce of ROTH Capital Partners. Please proceed with your question.

Liz Pierce - ROTH Capital Partners — Analyst
Actually, my follow-up question has already been answered. Thanks and good luck.

Operator
Our next question is from the line of Marie Driscoll with Standard & Poor’s. Please proceed with your question.

Marie Driscoll - Standard & Poor’s Equity Research — Analyst
Hi, everyone. My question is on the outlet channel. Can you talk to how the outlet channel is doing relative to full price? And is the comp being driven there or is it the same in all channels? And could you remind me as to the profitability of that channel versus the regular stores? Thanks.

Kent Kleeberger - Chico’s FAS Inc. — CFO, EVP & Treasurer
I would say the story on outlets for the quarter is more about margin improvement and not as much as comp. But all of our outlets were positive. I think that in the Chico’s brand we’re pleased that the made-for-outlet product has achieved as much as 90% sales penetration at a point in time during the quarter. We’re starting to do a little bit more made-for-outlet product in White House/Black Market, and we’re seeing the benefit of that in the margins. The Soma brand has taken an interesting tact. While they don’t have made-for-outlet product, they are putting some elements of full priced goods into their outlets, and we’re also seeing meaningful improvement in their margins.

Dave Dyer - Chico’s FAS Inc. — President, CEO
And Kent, wouldn’t you agree that the outlet business at Chico’s was a little starved for inventory in the quarter, as well?

Kent Kleeberger - Chico’s FAS Inc. — CFO, EVP & Treasurer
Yes, I think they had a similar occurrence, I guess it’s a nice problem to have, similar to White House, where they just ran out of steam and ran out of inventory because they over-performed, if you will, or over-achieved earlier in the quarter. So it got a little bit soft toward the end of the quarter. But they’re getting back in goods, as we speak.

Robert Atkinson - Chico’s FAS Inc. — VP IR
Next question please, Rob.

Operator
Our next question is from Edward Yruma with KeyBanc. Please proceed with your question.

Unidentified Participant Analyst
Hi, this is [Charis] for Edward. I just wanted to ask around your DTC business, it’s up 36%, which is pretty impressive. In terms of the opportunity, how that’s progressing there, and also learnings in that business, and any differences you’re seeing by brand, if you could just elaborate on that a little bit?

Dave Dyer - Chico’s FAS Inc. — President, CEO
The DTC will continue with the comps that we got. We think we’re only beginning to scratch the surface, especially as we get better at capturing e-mail from all of our brands. It was interesting to note, with the direct to consumer, as you know, we do not include direct to consumer in our comp store numbers. They are included in the total numbers but not in the comp. Many stores do put direct to consumer in their comp numbers. If we had done that this last quarter, we would have had 170% — 170 basis point increase in comp store numbers, if you included the DTC sales. So it is a very important part of our business, and one that we will continue to grow, and I expect to see it at strong double-digit comps for some time to come.

Robert Atkinson - Chico’s FAS Inc. — VP IR
Next question please, Rob.

Operator
Our next question is coming from Stacy Pak of SP Research. Please go ahead with your question.

Stacy Pak - SP Research, Inc. — Analyst
Hi, I was just hoping you could answer the inventory by division question. Also, marketing in Q3 versus Q4. And finally, are jackets fixed for fall?

Dave Dyer - Chico’s FAS Inc. — President, CEO
We believe that the jacket part was one of timing. We had the wrong weight, too long of silhouettes, and I do believe we’ve got the jacket issue that’s coming out in the next two catalogs from now, and I think it’s one of the strongest assortments in catalogs that we have had in some time. So I do believe that the jackets are on track. Its problem was, again, more one of weight and proportion, and perhaps color, more fall color than it should have been in the middle of summer. But we do believe we’re back on track there. Kent, in terms of—?

Kent Kleeberger - Chico’s FAS Inc. — CFO, EVP & Treasurer
The inventory levels, I’m not going to get into it by brand. Directionally I can tell you because of the impact of in-transit as well as third quarter openings, I think it’s fair to say that the White House inventory levels are up but not at the same level of comps. In fact, there’s quite a bit of gap. The most significant increase in the in-transit inventory levels was in the Chico’s brand which distorts it on a per square foot basis. It’s up, so on an adjusted basis I suspect it’s up slightly. The marketing spend, $8 million to $10 million for the fall season the second half, probably about two-thirds of that will occur in the third quarter.

Dave Dyer - Chico’s FAS Inc. — President, CEO
Interestingly enough, and unlike most retailers, the fourth quarter for this Company is the smallest quarter of the year. We’re working on it, but that is the fact.

Robert Atkinson - Chico’s FAS Inc. — VP IR
Next question please, Rob.

Operator
Our next question is from the line of Richard Jaffe of Stifel Nicolaus. Please proceed with your question.

Richard Jaffe - Stifel Nicolaus & Company,Inc. — Analyst
Thank you very much. Just a question about the Passport Club, historically a very successful relationship building tool. Your efforts to convert that Passport customer to a DTC customer, to get that e-mail and to market to her to build a relationship with her through another channel, I’m wondering how that’s going and what initiatives we should look for in the following quarters.

Dave Dyer - Chico’s FAS Inc. — President, CEO
Well, our passport customer is our best customer, and obviously that is who we would market to, certainly through the mailers. And I would say that as we built Passport years ago, we didn’t ask so much for e-mails. So it’s been the challenge where we may have their phone number and their address, we don’t have their e-mail number. But Passport is up 3% this second quarter versus last year’s second quarter.

Robert Atkinson - Chico’s FAS Inc. — VP IR
Next question please, Rob.

Operator
Our next question is from Janet Kloppenburg of JJK Research. Please proceed with your question.

Janet Kloppenburg - JJK Research — Analyst
Hi, just a couple of follow-ups. I was wondering if White House/Black Market’s inventories were still below where they needed and they might — at levels that you feel are appropriate. And also I was wondering if Lauren Hutton would (inaudible — audio difficulties).

Dave Dyer - Chico’s FAS Inc. — President, CEO
Janet, you’re breaking up a little bit. Would you mind repeating the second question?

Janet Kloppenburg - JJK Research — Analyst
Just if Lauren Hutton was going to continue to be a face of the Chico’s brand?

Dave Dyer - Chico’s FAS Inc. — President, CEO
We used Lauren Hutton on that catalog, and have not discussed whether to use her or not to use her going forward. We think that she is terrific, and we really enjoyed having her model for that catalog.
Regarding White House, I think when we look at the units per square foot in the stores we have been lower than we would have liked, especially in July. So I would say that when you look at the inventory, we would like more inventory per square foot in the White House stores. We have just turned it too fast and have run out of goods. And I think that we will see some correlation to that in the third quarter, but we certainly don’t plan to over-react and have so much inventory that it causes the other side of the problem. But we are feeding that brand more than we have in the past.

Robert Atkinson - Chico’s FAS Inc. — VP IR
Janet, [Magalia], who has been the star of our commercials, including the one coming up next week, is the featured model within the next jacket catalog. So it makes sense from that respect. Next question please, Rob.

Operator
Our next question is from the line of Margaret Whitfield with Sterne, Agee.

Margaret Whitfield - Sterne, Agee & Leach, Inc. — Analyst
Just a few follow-ups. In terms of the direct business, could you break it down by Chico’s and White House or give us the rate of change for both units? And what is your plan for ending inventories in Q3? Finally, in the White House catalog that I just received, looks very strong. Apparently you are expanding your wedding business as well as the size ranges offered. Can you elaborate? Thank you.

Robert Atkinson - Chico’s FAS Inc. — VP IR
Margaret, on the DTC business, there’s a reason that we’re incorporating in total store sales. So we’re not going to break those out today.

Dave Dyer - Chico’s FAS Inc. — President, CEO
But White House has been very strong in DTC, so I can just say that. In terms of the wedding business, it’s something that we thought was fun, since we have done so well with dresses in that brand, and in special occasion, and we actually found that a lot of wedding parties were coming to White House/Black Market to buy dresses anyway. So we thought it would be something that we’d experiment with and it’s been an interesting business. I think it will always be just a very small part of our total dress business, but we think it adds dimension to the brand.

Robert Atkinson - Chico’s FAS Inc. — VP IR
Next question please, Rob.

Operator
Our next question is from Tom Filandro with Susquehanna Financial Group. Please proceed with your question.

Tom Filandro - Susquehanna Financial Group — Analyst
Thank you very much and congratulations, too, on a good quarter. Couple of quick ones. Any change in the average age of your shopper at Chico’s? And maybe can you guys give us a sense of what you’re seeing in the Soma brand in terms of average age? And one quick one as well, any thought at all of taking the White House/Black Market concept internationally? Thank you.

Dave Dyer - Chico’s FAS Inc. — President, CEO
Well, I think in terms of the Chico’s customer, I think that one of the problems that we had in the past is that we tried to make her something that she wasn’t. We think that we have the best customer in America. We think that this 45 to 65 or 70-year-old customer is underserved and we love her. And honestly that’s who we’re targeting to, and that’s who we’re going after, and that’s who is responding to the brand. I would say that Soma carries a broader audience. If we look at White House/Black Market, we’d say our target would be 30 to 50. Obviously White House/Black Market does well with people in their 20s and we have a lot of multi-generational women that are shopping together in our stores. But it does skew younger. I would say that Soma appeals to both brands. It goes younger, as the White House market would be. We have customers in their 30s shopping, in their 20s shopping. We have customers in their 60s and 70s shopping. But I think it takes over where Victoria’s Secret may leave off.

Kent Kleeberger - Chico’s FAS Inc. — CFO, EVP & Treasurer
I think the other question was would we consider going international with White House/Black Market, and I think the answer is yes but just not now.

Robert Atkinson - Chico’s FAS Inc. — VP IR
Rob, we have time for two more questioners, please.

Operator
Sure, sir. Our next questioner is a follow-up from the line of Jennifer Black with Jennifer Black & Associates.

Jennifer Black - Jennifer Black & Associates — Analyst
I had asked the question about premium, your novelty denim. I noticed there were one or two styles at the Chico’s division. I wanted to know what your thoughts were. They have a higher price point. I know the fit is great on your basic denim. I wondered how the launch was going, the denim launch? And congratulations, by the way.

Dave Dyer - Chico’s FAS Inc. — President, CEO
I would say because of the record heat wave, most businesses are experiencing a little tougher sales in denim. Our customer has responded certainly to the new washes and the new silhouettes and the new premium denim, but I think that, again, as we get into fall we’ll see that strengthen. Again, we have plans to keep going with denim, but again, it’s one of timing. Certainly last year we weren’t experiencing quite the weather that we are this year, and I think that our customers are going towards crop pants and other lighter weight fabrics right now. There’s another question embedded in there somewhere, I think.

Robert Atkinson - Chico’s FAS Inc. — VP IR
Rob, we have to take the next question, please.

Operator
Sure, sir. Our next question is from the line of Brian Tunick of JPMorgan. Please go ahead with your question, sir.

Brian Tunick - JPMorgan Chase & Co. — Analyst
Thanks. Good morning. Two questions. First, on the balance sheet, does the Board approval of the buyback signal any change on your thoughts on acquisition timing that you mentioned in Q1? Then the second question, there’s clearly concerns out there about how your Q3 sales have started off. Are there any contingency plans for expenses that you can talk about if comps don’t improve?

Dave Dyer - Chico’s FAS Inc. — President, CEO
Of course there are contingency plans. We’re running a business.

Kent Kleeberger - Chico’s FAS Inc. — CFO, EVP & Treasurer
Yes, believe me, we have a number of different scenarios, depending upon what happens in the business, how the economy or how we might react to any change in the economy. So we’re probably a lot more tightly wound than we used to be.
With respect to the balance sheet and the repurchase, does it impact our thoughts on acquisitions go forward, the answer to that is no. Obviously we’ve done the analyses, we’ve done the long-range planning. We believe this brand is capable of generating significant free cash flow in the years ahead, and we don’t have to stretch the comp numbers to get there. And so as a result of that, we think that we have the appropriate levels to facilitate both the share repurchase. If a small acquisition comes along, and we’re not actively after anything. I would like to also point out we don’t need to have an acquisition to grow and to hit our long-term financial goals, but we would be opportunistic if one comes along. So I think we’ve got plenty of what I would call safety room, if you will, in our current cash and marketable securities.

Robert Atkinson - Chico’s FAS Inc. — VP IR
Thank you, Kent. One calendar item. Sales and earnings for the third quarter for Chico’s FAS are scheduled to be released on Wednesday, November 17, before the NYSE opening that day. Thank you all for joining us this morning. We appreciate your continuing interest in Chico’s FAS.

Operator
This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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